EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
March 11, 2014	Nasdaq: EVOL

Evolving Systems Reports Fourth Quarter and Full Year 2013 Financial Results

Q4 license and services bookings up 43% to $5.2M from $3.6M in Q4 last year as order velocity increases

DSA license and services bookings up 152% in Q4 to $2.3M from $0.9M in Q4 last year

Company adds a record four new Dynamic SIM Allocation™ (DSA) customers in 2013

Cash generated from operations in 2013 increased to $8.6M from $0.2M in cash used in operations last year

First quarter dividend of $0.10 per share, payable March 31, 2014, to stockholders of record on March 24, 2014

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in activation, enablement and management of services for connected mobile devices, today reported financial results for its fourth quarter and full year ended December 31, 2013.

“Evolving Systems continued to build momentum in the fourth quarter with license and services bookings growing by 43% which followed our strong third quarter bookings results,” said Thad Dupper, Chairman and CEO.  “Fourth quarter DSA license and services bookings were up 152% year over year and Tertio® license and service orders increased by 6% year over year. We also completed our October acquisition of Telespree Communications — a transaction that we expect to accelerate our introduction of a cloud-based DSA solution and enhance our connected device product offerings.

“For the full year we made progress in several key areas. We added a record four new DSA customers in 2013 and were pleased to see DSA’s impact on the global wireless industry grow to more than 600 million licensed connections worldwide,” Dupper added. “For the full year DSA bookings increased 40% to $11.3 million, up from the year ago figure of $8.1 million.  In addition, we continued to generate strong cash flows and profitability in 2013, while maintaining a strong balance sheet and returning value to stockholders in the form of quarterly dividends totaling $0.36 per share for the year. As a result, we remain confident that our product portfolio of both SaaS and premise-based connected device activation solutions will position us for continued growth.”

Fourth Quarter Results Recap

•                  Revenue of $6.6 million versus $6.9 million in the fourth quarter last year.  License and services revenue of $4.1 million compared with $4.6 million last year. Customer support revenue increased to $2.4 million from $2.3 million in the fourth quarter last year.

•                  Operating income of $0.5 million (inclusive of $0.2 million in transaction and integration expenses and $0.6 million in restructuring costs related to the fourth quarter acquisition of

Telespree Communications) versus operating income of $1.8 million in the fourth quarter last year.

•                  Net income of $0.8 million versus $1.4 million in the fourth quarter last year.  Diluted net income per share of $0.07 versus $0.12.

•                  Adjusted EBITDA of $1.2 million versus $2.0 million in the fourth quarter last year.

•                  Cash Flow: The Company generated $1.4 million in cash from operations in the fourth quarter compared with cash used in operations of $1.8 million in the same quarter last year.

•                  Balance Sheet: Cash and cash equivalents at December 31, 2013, were $13.8 million, up from $8.8 million at 2012 year-end.

•                  Dividend Update: The Company declared a first quarter dividend of $0.10 per share, payable on March 31, 2014, to stockholders of record on March 24, 2014.

Full Year Results Recap

•                  Revenue of $25.1 million in 2013, down from $26.2 million in 2012. License and services revenue of $16.0 million versus $17.6 million last year. Customer support revenue of $9.1 million, up from $8.6 million.

•                  Operating income of $5.0 million versus $5.6 million last year.  The lower operating income was attributable to approximately $1.0 million in Telespree acquisition and integration expenses and restructuring costs.

•                  Net income of $3.8 million compared with $5.6 million a year ago when the Company recorded $1.4 million in gain on sale and related interest associated with investments in marketable debt securities. Diluted net income per share was $0.32 versus $0.48.

•                  Adjusted EBITDA of $6.3 million versus $6.5 million a year ago.

•                  Cash Flow: Cash generated from operations increased to $8.6 million in 2013, up from $0.2 million in cash used in operations in 2012.

Bookings and Backlog Highlights

•                  Fourth quarter bookings totaled $7.4 million, up 5% from the third quarter of this year and up 18% over the fourth quarter last year.  License and services bookings were $5.2 million, up 10% from $4.7 million in the third quarter and up 43% over $3.6 million in the fourth quarter last year.  DSA license and services bookings in the fourth quarter were $2.3 million, up slightly from $2.2 million in the third quarter but up 152% from $0.9 million in the fourth quarter last year.  TSA license and services bookings were $2.8 million, up from $2.5 million in the third quarter and up from $2.7 million in the fourth quarter last year.  Customer support bookings in the fourth quarter were $2.2 million, down from $2.3 million in the third quarter and $2.6 million in the fourth quarter a year ago.  Bookings are defined as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

•                  Full year bookings totaled $26.2 million, up from $24.6 million in 2012.  License and services bookings were $16.4 million and included of $7.9 million in DSA orders and $8.4 million in TSA.  Customer support bookings were $9.9 million, up 22% over $8.1 million last year.  Customer support bookings included $3.4 million in DSA, up from $1.2 million last year, and $6.4 million in TSA, down from $6.9 million a year ago.

•                  Total backlog at December 31, 2013, was $12.2 million, up from $11.4 million in the third quarter and up from $11.1 million at the same time last year.  License and services backlog totaled $7.1 million and included $4.0 million in DSA and $3.0 million in TSA.  Customer support backlog was $5.1 million.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 1419941.  A telephone replay will be available through March 25, 2014, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 1419941. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through March 25, 2014.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.) Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 60 network operators in over 40 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices. Founded in 1985, the Company has headquarters in Englewood, CO, with offices in San Francisco, CA; the United Kingdom; India; and Malaysia. For more information please visit www.evolving.com or follow us on Twitter: http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for the Company’s DSA, TSA and SaaS products, market leadership, EBITDA, cash flow and bookings growth, and the Company’s continued ability to pay dividends or post quarterly or full year results that are similar to those described in this press release are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 11, 2014, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Lissa Franklin Evolving Systems 415.817.0803 lissa.franklin@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
(Unaudited)	2013	2012	2013	2012
Revenue:
License fees and services	$4,145	$4,590	$15,998	$17,622
Customer support	2,425	2,261	9,095	8,625
Total revenue	6,570	6,851	25,093	26,247
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,511	1,685	5,565	6,734
Costs of customer support excluding depreciation and amortization	512	364	1,599	1,502
Sales and marketing	1,588	1,236	5,364	5,070
General and administrative	964	769	3,644	3,613
Product development	840	887	2,956	3,069
Depreciation	38	44	155	268
Amortization	16	101	211	400
Restructuring	558	—	558	—
Total costs of revenue and operating expenses	6,027	5,086	20,052	20,656
Income from operations	543	1,765	5,041	5,591
Other income (expense):
Interest income	3	4	11	60
Interest income, related party	—	—	—	532
Interest expense	(5)	(3)	(20)	(3)
Other income	87	—	87	—
Gain on sale of investments	—	—	—	891
Foreign currency exchange gain (loss)	(77)	60	(39)	(106)
Other income (expense), net	8	61	39	1,374
Income from operations before income taxes	551	1,826	5,080	6,965
Income tax expense (benefit)	(253)	389	1,274	1,401
Net income	$804	$1,437	$3,806	$5,564
Basic income per common share	$0.07	$0.13	$0.33	$0.49
Diluted income per common share	$0.07	$0.12	$0.32	$0.48
Weighted average basic shares outstanding	11,542	11,368	11,459	11,278
Weighted average diluted shares outstanding	11,871	11,645	11,756	11,529

Consolidated Balance Sheets

	December 31,	December 31,
(In thousands)	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$13,785	$8,844
Short-term restricted cash	—	53
Contract receivables, net	6,420	4,803
Unbilled work-in-progress, net	2,423	4,802
Deferred income taxes	131	—
Prepaid and other current assets	1,173	1,133
Total current assets	23,932	19,635
Property and equipment, net	342	211
Amortizable intangible assets, net	702	204
Goodwill	17,936	16,510
Long-term restricted cash	24	—
Long-term deferred income taxes	248	27
Other long-term assets	—	6
Total assets	$43,184	$36,593
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$8	$4
Accounts payable and accrued liabilities	4,479	3,833
Income taxes payable	459	308
Unearned revenue	5,314	1,596
Total current liabilities	10,260	5,741
Long-term liabilities:
Capital lease obligations, net	11	16
Other long-term obligations	178	—
Total liabilities	10,449	5,757
Stockholders’ equity:
Common stock	12	11
Additional paid-in capital	93,895	91,957
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(3,016)	(3,297)
Accumulated deficit	(56,903)	(56,582)
Total stockholders’ equity	32,735	30,836
Total liabilities and stockholders’ equity	$43,184	$36,593

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Non-GAAP net income and income per share:
GAAP net income	$804	$1,437	$3,806	$5,564
Amortization of intangible assets	16	101	211	400
Stock-based compensation expense	61	59	288	264
Restructuring	558	—	558	—
Income tax adjustment for non-GAAP*	(179)	(31)	(302)	(127)
Non-GAAP net income	$1,260	$1,566	$4,561	$6,101

Diluted net income per share
GAAP	$0.07	$0.12	$0.32	$0.48
Non-GAAP	$0.11	$0.13	$0.39	$0.53
Shares used to compute diluted EPS	11,871	11,645	11,756	11,529

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Adjusted EBITDA:

Net income	$804	$1,437	$3,806	$5,564
Depreciation	38	44	155	268
Amortization of intangible assets	16	101	211	400
Stock-based compensation expense	61	59	288	264
Restructuring	558	—	558	—
Interest expense and other (benefit), net	(8)	(61)	(39)	(1,374)
Income tax expense (benefit)	(253)	389	1,274	1,401
Adjusted EBITDA	$1,216	$1,969	$6,253	$6,523

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.